EXHIBIT 99.1

CAPSTEAD AND CRESCENT TO CO-INVEST
IN MEZZANINE LOAN OPPORTUNITIES

     DALLAS, TEXAS – May 10, 2005 – Capstead Mortgage Corporation (NYSE:CMO), together with Crescent Real Estate Equities Company (NYSE:CEI), announced today that they have committed up to $200 million in capital to form up to two partnerships to invest in select mezzanine loans on commercial real estate over a four-year period. The partnerships will target investments generating leveraged returns on equity in excess of 15%. Capstead is committed to 75% of the capital, or up to $150 million, while Crescent is committed to the remaining 25%, or up to $50 million. Total investments in mezzanine loans, assuming leverage, could exceed $600 million. Crescent will be responsible for identifying investment opportunities and managing the mezzanine loan portfolio and, as a result, will earn a management fee and incentives based on portfolio performance.

     Andrew F. Jacobs, Capstead’s President and Chief Executive Officer, commented, “This venture is built around Crescent’s proven real estate expertise, and we are pleased to participate alongside them. The types of assets targeted for this partnership should allow Capstead to further its strategy of investing a portion of its equity capital into real estate-related assets that can provide attractive risk-adjusted returns with less sensitivity to changes in interest rates.”

     John C. Goff, Crescent’s Vice Chairman and Chief Executive Officer, commented, “Part of Crescent’s investment strategy is to invest in mezzanine debt backed by high quality real estate. This partnership with Capstead will complement our on-going mezzanine program, and we look forward to working with them in this endeavor.”

About Capstead

     Capstead Mortgage Corporation is a real estate investment trust headquartered in Dallas, Texas. Capstead earns income from investing in real estate-related assets on a leveraged basis and from other investment strategies. These investments primarily consist of, but are not limited to, residential adjustable-rate mortgage (“ARM”) securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. While managing a large portfolio of ARM securities remains Capstead’s core investment strategy, Capstead also seeks to invest a portion of its equity in credit-sensitive commercial real estate-related assets that can provide attractive risk-adjusted returns with less sensitivity to changes in interest rates over the long term. For more information, visit Capstead’s website at http://www.capstead.com.

About Crescent

     Crescent Real Estate Equities Company is a real estate investment trust headquartered in Fort Worth, Texas. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of 75 premier office buildings totaling more than 30 million square feet primarily located in the Southwestern United States, with major concentrations in Dallas, Houston, Austin, Denver, Miami and Las Vegas. In addition, Crescent has investments in world-class resorts and spas and upscale residential developments. For more information, visit Crescent’s website at http://www.crescent.com.

For More Information

Capstead
Phillip A. Reinsch, Senior Vice President and Chief Financial Officer, (214) 874-2380
Bethany L. Lee, Assistant Vice President, Stockholder Relations, (214) 874-2339

Crescent
Jane E. Mody, Managing Director, Capital Markets, (817) 321-1086
Keira Moody, Vice President, Investor Relations and Corporate Communications, (817) 321-1412

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This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and other factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new equity capital, fluctuations in, and market expectations for fluctuations in, interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate and direct investments in real estate are affected by lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.